Exhibit 10(a)(i)

                            RESTATED
                  EQUITABLE OF IOWA COMPANIES
                KEY EMPLOYEE SEVERANCE PAY PLAN


 1. The Chief Executive Officer of Equitable of Iowa Companies (the "Company") shall be an eligible employee. In addition, such officers of the Company or any subsidiary of the Company as designated by the Chief Executive Officer and approved by the Equitable of Iowa Companies Board of Directors Compensation Committee shall also be eligible employees. (These officers and the Chief Executive Officer shall be referred to as "Group 1".) With respect to severance benefits in the event of a "change of control" under paragraph 5 below, eligible employees shall also include such other key employees as designated by the Chief Executive Officer and approved by the Compensation Committee each year. (These key employees shall be referred to as "Group 2".) The Company and its subsidiaries are collectively referred to herein as the "Companies".

 2. Each eligible employee whose employment is terminated shall be paid severance pay in the total amount of one year's base annual salary at the level in effect on the date of termination of employment, plus the average of the bonuses earned by the eligible employee for the most recent two full plan years under the Company's Key Employee Incentive Plan. If the eligible employee has not been a participant in the Key Employee Incentive Plan for a full two years, then the amount added to the base annual salary with respect to the Key Employee Incentive Plan shall be the percentage of base annual salary at the "target level" under each performance goal established under the Key Employee Incentive Plan for the year in which termination occurs.

 3. Severance pay benefits will be paid to eligible employees whose employment is terminated by one of the Companies and will be paid in twenty-four semi-monthly installments, with each payment equal to one-twenty-fourth of the amount determined under paragraph 2 above. The first payment shall be made on the first payroll date of Equitable Life Insurance Company of Iowa following termination of employment that covers the first payroll period during which the eligible employee was not, at any time, an employee. Each of the remaining twenty-three payments shall be made on each subsequent payroll date thereafter. Employee health insurance and group life insurance benefit plans will be continued during such payment period. Except as provided in paragraph 5 below, amounts received from other employment during this benefit period will be deducted from and reduce the severance pay benefits otherwise payable hereunder; provided, however, that if the amount the employee would have received under the regular severance pay plan for employees would have provided a higher amount of benefits than under this plan because of no requirement to offset other compensation in the regular employee severance plan, the participant under this plan shall receive the higher amount that would have been paid under the regular employee severance plan.

 4. Except in the case of termination in the event of "change of control" as provided in paragraph 5 below, no severance payments will be due employees
(i) terminated after age 65, (ii) terminated for Just Cause as defined below,
(iii) receiving similar benefit under written employment contracts with any of the Companies, (iv) receiving disability or retirement benefits from Equitable of Iowa Companies or a subsidiary, or (v) who voluntarily resign.

 5. Notwithstanding any other provisions, each eligible employee will be entitled to receive the benefit as provided herein below (without reduction for compensation from other employment) upon termination of employment for any reason (except voluntary termination) within one year following a "change of control" of the Company. Voluntary termination in the event of a "change of control" shall not include circumstances where the Employee voluntarily terminates employment with Good Reason as defined below.

 For purposes of this paragraph 5, Group 2 employees shall receive the benefits provided in paragraphs 2 and 3 above. For purposes of this paragraph 5, Group 1 employees shall receive the benefits provided in paragraphs 2 and 3 above, as modified in the remainder of this paragraph. With respect to Group 1 employees, the amount of severance benefits provided under paragraph 2 above shall be equal to twice the amount otherwise determined under paragraph 2 above, but in no event shall be less than twice the amount determined under paragraph 2 above as if the date of termination of employment had been the date the "change of control" is deemed to have occurred. The payment period during which payments are to be made and the period for which health and life insurance benefits are to be continued under paragraph 3 above shall be twenty-four months instead of twelve months and the number of payments to be made shall be forty-eight instead of twenty-four.

 6.  A "change of control" of the Company shall be deemed to have occurred if:
(i) any change of control occurs of a nature that would be required to be disclosed in response to Item 6(e) of Regulation 14A of the Securities Exchange Act of 1934; (ii) any person or entity owns 25% or more of the combined voting power of the Company's then outstanding securities; (iii) any person or entity acquires 50% or more of the combined voting power of the Company's then outstanding securities; or (iv) there shall have been a change in the composition of the Board of Directors of the Company such that any time a majority of the Board of Directors of the Company shall have been members of the Board of Directors for less than 24 months, unless the election of each new director who was not a director at the beginning of the period was approved or recommended by at least two-thirds of the directors then still in office who were directors at the beginning of such period. The Board of Directors of the Company as constituted prior to the "change of control" may, prior to the effective date of the "change of control" declare this paragraph inoperable as if a "change of control" had not occurred.

 7. "Just Cause" shall mean (i) employee's conviction of any criminal violation involving dishonesty, fraud, or breach of trust; (ii) employee's willful engagement in any misconduct in the performance of his or her duty that materially injures Company; (iii) employee's performance of any act which, if known to the customers, policyholders, annuitants, insurance agents, clients or stockholders of Company would materially and adversely impact on the business of Company; or (iv) employee's willful and substantial nonperformance of assigned duties; provided that such nonperformance has continued more than ten days after Company has given written notice of such nonperformance and of its intention to terminate employee's employment because of such nonperformance.

 8.  "Good Reason" shall exist if, without employee's express written consent
(i) Company shall assign to employee duties of a substantially nonexecutive or nonmanagerial nature; (ii) Company shall reduce the salary of employee, or materially reduce the amount of paid vacations to which he or she is entitled, or materially reduce his or her fringe benefits and perquisites; (iii)
Company shall require employee to relocate his or her principal business office or his or her principal place of residence outside the metropolitan area in which he or she currently has his or her principal business office or his or her principal place of residence, or assigns to employee duties that would reasonably require such relocation; (iv) Company shall require employee or assign duties to employee which would reasonably require him or her to spend more than 30 normal working days away from the metropolitan area described above during any consecutive 12 month period where his or her duties prior to the "change of control" did not require such absence; (v) Company shall fail to provide office facilities, secretarial services, and other administrative services to employee which are substantially equivalent to the facilities and services provided to employee prior to the "change of control"; or (v) Company shall terminate incentive and benefit plans or arrangements, or reduce or limit employee's participation therein relative to the level of participation of other employees of similar rank, to such an extent as to materially reduce the aggregate value of employee's incentive compensation and benefits below their aggregate value in place prior to the "change of control".

 9. In the event of the death of the eligible employee during the period he or she is receiving payments pursuant to paragraph 3 above, the eligible employee's designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to the eligible employee's estate.

 10. All compensation payable to an employee shall be charged to the company employing the eligible employee on the date of termination.

 11. Participants may elect to reduce benefits otherwise payable in the event total benefits payable would result in additional taxes to the Companies, or any one of them, or an eligible employee under Internal Revenue Code of 1986
Section 280G.

                                     As amended through February 12, 1997.